Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No.333-272715) of our report dated May 15, 2024 with respect to the consolidated financial statements of SOS Limited, which appears in this Form 20-F for the year ended December 31, 2023.

/s/ Audit Alliance LLP

Audit Alliance LLP

Singapore

May 15, 2024